[ROPES AND GRAY LETTERHEAD]

September 20, 2004

Putnam RetirementReady Funds
One Post Office Square
Boston, Massachusetts 02109

Re: Putnam RetirementReady Funds

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form N-1A (the "Registration Statement") filed under the Securities Act of 1933, as amended, by Putnam RetirementReady Funds (the "Trust") for the registration of an indefinite number of its shares of beneficial interest (the "Shares"). The Shares are proposed to be sold pursuant to a Distributor's Contract dated June 11, 2004 (the "Distributor's Contract") between the Trust and Putnam Retail Management Limited Partnership.

We have acted as counsel for the Trust since its organization. We are familiar with the action taken by its Trustees to authorize this issuance of the Shares. We have examined its records of Trustee and shareholder action, its Bylaws, and its Agreement and Declaration of Trust on file at the office of the Secretary of State of The Commonwealth of Massachusetts. We have examined copies of such Registration Statement, in the form filed with the Securities and Exchange Commission, and such other documents as we deem necessary for the purpose of this opinion.

We assume that upon sale of the Shares the Trust will receive the net asset value thereof.

We are of the opinion, with respect to the series listed on Exhibit A hereto (each a "Fund"), that the Trust is authorized to issue an unlimited number of Shares of each Fund; and that when the Shares are issued and sold pursuant to the Distributor's Contract, they will be validly issued, fully paid and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Agreement and Declaration of Trust provides for allocation of the assets and liabilities of the Trust among its portfolio series, and further provides for indemnification out of the property of a portfolio series for all loss and expense of any shareholder of the portfolio series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the portfolio series itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to such Registration Statement.

Very truly yours,

Ropes & Gray LLP

Exhibit A

Putnam RetirementReady 2045 Fund
Putnam RetirementReady 2040 Fund
Putnam RetirementReady 2035 Fund
Putnam RetirementReady 2030 Fund
Putnam RetirementReady 2025 Fund
Putnam RetirementReady 2020 Fund
Putnam RetirementReady 2015 Fund
Putnam RetirementReady 2010 Fund
Putnam RetirementReady Maturity Fund